Exhibit 10.83

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of September 2, 2015 by and between BIORESTORATIVE THERAPIES, INC., a Delaware corporation (the “Company”), and ROBERT PACCASASSI (the “Executive”). Certain capitalized terms used in this Agreement are defined in Section 11.

RECITALS

WHEREAS, the Company and the Executive desire to enter into an employment agreement which will set forth the terms and conditions upon which the Executive shall be employed by the Company and upon which the Company shall compensate the Executive.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company will employ the Executive, and the Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on the Employment Commencement Date set forth on Schedule A to this Agreement and ending as provided in Section 5 (the “Employment Period”).

2. Employment At-Will. Notwithstanding anything in this Agreement, the Executive and the Company understand and agree that the Executive is an employee at-will, and that the Executive may resign, or the Company may terminate the Executive’s employment, at any time and for any or for no reason. Nothing in this Agreement shall be construed to alter the at-will nature of the Executive’s employment.

3. Position and Duties. During the Employment Period, the Executive will serve in the position set forth on Schedule A to this Agreement and will render such managerial, analytical, administrative, financial and other executive services to, and shall have such responsibilities on behalf of, the Company and its Subsidiaries, as are from time to time necessary in connection with the management and affairs of the Company and its Subsidiaries, in each case subject to the authority of the Board of Directors of the Company (the “Board”) to define and limit such executive services. The Executive’s responsibilities shall include, without limitation, those set forth on Schedule A attached hereto. The Executive will devote substantially all of his business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries, provided that the Executive will be permitted to (i) serve, with the prior written consent of the Board (such consent not to be unreasonably withheld), as a member of the board of directors or advisory board of charitable organizations, (ii) engage in charitable activities and community affairs, and (iii) manage his personal investments and affairs, except that the Executive will limit the time devoted to the activities described in clauses (i), (ii), and (iii) so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder. The Executive will perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. The Executive will report to the person set forth on Schedule A or such other person as is determined by the Board. During the Employment Period, the Executive’s primary work location shall be the Company’s offices at 40 Marcus Drive, Suite One, Melville, New York 11747. The Executive will have flexibility to telecommute from time to time during the Employment Period provided that the Executive’s telecommuting schedule is agreed to by the President, Spine/Disc Division of the Company in his sole discretion.

4. Salary and Benefits.

(a) Salary. During the Employment Period, the Company will pay the Executive a salary at the rate set forth on Schedule A to this Agreement (as in effect from time to time, the “Salary”) as compensation for services. The Salary will be payable in regular installments in accordance with the general payroll practices of the Company and its Subsidiaries and subject to applicable withholding requirements. The Company agrees to evaluate the Executive’s performance and Salary annually.

(b) Bonus. During the Employment Period, the Executive will be entitled to receive bonuses upon and subject to the terms and conditions set forth on Schedule A to this Agreement. Any and all cash Bonuses will be payable by December 31 of the year for which the Bonus is payable, except that (i) to the extent the amount of the Bonus is based upon the Company’s financial statements for a particular fiscal year, then such portion of the Bonus shall be payable within fifteen (15) days following the date on which the audit report with respect to such financials is delivered to the Company and (ii) if a Bonus milestone may be satisfied, and is satisfied, following the end of the year for which the Bonus is payable, the Bonus payable with respect thereto shall be payable within fifteen (15) days following the date on which the milestone is satisfied.

(c) Benefits. During the Employment Period, the Company will provide the Executive with medical, dental, life, long-term Disability insurance and other benefits under such plans as the Board may establish or maintain from time to time for similarly situated employees. The Executive will be entitled to the number of weeks of paid vacation each year set forth on Schedule A attached hereto. To the extent that the Executive does not use all the vacation time in any year, calculated as of each anniversary of the commencement of the Employment Period, the unused vacation may not be carried over to the next year.

(d) Reimbursement of Expenses. During the Employment Period, the Company will reimburse the Executive for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, including a cell phone, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

5. Termination.

(a) The Employment Period will continue until the earlier of: (i) the Executive’s resignation for any or no reason; (ii) the death or Disability of the Executive (which determination shall be made in good faith by a qualified physician selected by the Board or the Company’s insurers, subject to the Executive’s consent which shall not unreasonably be withheld); or (iii) the giving of notice of termination by the Company (A) for Cause or (B) for any other reason or for no reason (a termination described in this clause (iii)(B) being a termination by the Company “Without Cause”).

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(b) If the Company terminates the Employment Period with Cause or Without Cause, or if the Employee resigns his employment, then, so long as the Executive continues to comply with his continuing obligations hereunder, the Executive will be entitled to receive all accrued and unpaid Salary and unused vacation time for the then-current annual period (with the right to vacation time being pro rated for such period through the Termination Date) and all unreimbursed business expenses incurred through the Termination Date and payable pursuant to Section 4(d), which accrued and unpaid salary, unused vacation and unreimbursed expenses shall be payable in a lump sum within five (5) days after the Termination Date. The Executive shall also be entitled to any COBRA benefits to which the Executive is entitled by law (at the Executive’s sole expense).

(c) Upon the Termination Date, the Executive will be deemed to have resigned from each position (if any) that he then holds as an officer or director of the Company or any Subsidiary, and the Executive will take any action that the Company or any Subsidiary may reasonably request in order to confirm or evidence such resignation.

(d) Neither the termination or expiration of this Agreement nor the termination of the Executive’s employment with the Company, whether by the Company or the Executive, whether for Cause or Without Cause, and whether voluntary or involuntary, shall affect the continuing operation and effect of Section 6 hereof, which shall continue in full force and effect according to its terms. In addition, neither the termination or expiration of this Agreement nor the termination of the Executive’s employment with the Company, whether by the Company or the Executive, whether for Cause or Without Cause, and whether voluntary or involuntary, will result in a termination or waiver of any rights and remedies that the Company may have under this Agreement and applicable law.

(e) In the event of the termination of this Agreement or the Executive’s employment, whether by the Company or the Executive, whether for Cause or Without Cause, and whether voluntary or involuntary, except as expressly provided for herein, the Executive shall not be entitled to any further compensation or benefits.

6. Restrictive Covenants.

(a) The services of the Executive are unique and extraordinary and essential to the business of the Company, especially since the Executive shall have access to the Company’s customer lists, trade secrets and other privileged and confidential information essential to the Company’s business. Therefore, the Executive agrees that, as a material inducement to, and a condition precedent to the Company’s payment obligations hereunder and its other covenants herein, if the term of the Executive’s employment hereunder shall expire or the Executive’s employment shall at any time terminate for any reason whatsoever, with Cause or Without Cause, the Executive will not at any time within one (1) year after such expiration or termination (the “Restrictive Covenant Period”), without the prior written approval of the Company, directly or indirectly, whether individually or as a principal, officer, stockholder, equity participant, employee, partner, joint venturer, member, manager, director or agent of, or lender, consultant or independent contractor to, any Person, or in any other capacity, other than on behalf of or for the benefit of the Company:

(i) anywhere in the United States of America, engage or participate in a business which, as of such expiration or termination date, is similar to or competitive with, directly or indirectly, that of the Company, and shall not make any investments in any such similar or competitive entity, except that the Executive may acquire up to one percent (1%) of the outstanding voting stock of any entity whose securities are listed on a stock exchange or NASDAQ;

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(ii) cause or seek to persuade any director, officer, employee, customer, account, agent or supplier of, or consultant or independent contractor to, the Company or others with whom the Company has had a business relationship (collectively, “Business Associates”) to discontinue or materially modify the status, employment or relationship of such Business Associate with the Company, or to become employed in any activity similar to or competitive with the activities of the Company;

(iii) cause or seek to persuade any prospective customer, account, supplier or other Business Associate of the Company (which at the date of cessation of the Executive’s employment with the Company was then actively being solicited by the Company) to determine not to enter into a business relationship with the Company or to materially modify its contemplated business relationship;

(iv) hire, retain or associate in a business relationship with, directly or indirectly, any director, officer or employee of the Company; or

(v) solicit or cause or authorize to be solicited, for or on behalf of the Executive or any third party, any business from, or the entering into a business relationship with, (a) others who are, or were within one (l) year prior to the cessation of the Executive’s employment with the Company, customers, accounts or other Business Associates of the Company, or (b) any prospective customer, account or other Business Associate of the Company which at the date of such cessation was then actively being solicited by the Company.

The foregoing restrictions set forth in this Section 6 shall apply likewise during the Employment Period.

(b) Concurrently herewith, the Executive is executing and delivering to the Company a Confidentiality and Proprietary Rights Agreement.

(c) The Executive agrees that, while he is employed by the Company, he will offer or otherwise make known or available to the Company, as directed by the CEO or the Board and without additional compensation or consideration, any business prospects, contacts or other business opportunities that the Executive may discover, find, develop or otherwise have available to the Executive in any field in which the Company is engaged, and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company.

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(d) For purposes of this Section 6, the term “Company” shall mean and include the Company and any and all Subsidiaries and Affiliates of the Company in existence from time to time.

(e) In connection with the Executive’s agreement to the restrictions set forth in this Section 6, the Executive acknowledges the benefits accorded to him pursuant to the provisions of this Agreement, including, without limitation, the agreement on the part of the Company to employ the Executive during the Employment Period (subject to the terms and conditions hereof). The Executive also acknowledges and agrees that the covenants set forth in this Section 6 are reasonable and necessary in order to protect and maintain the proprietary and other legitimate business interests of the Company and that the enforcement thereof would not prevent the Executive from earning a livelihood.

7. Options. Effective on the Employment Commencement Date, pursuant and subject to the terms and conditions of the Company’s 2010 Equity Participation Plan and a Stock Option Agreement, the Executive will be granted the number of options set forth on Schedule A attached hereto under “Options Granted”, which options will vest as set forth thereon.

8. Deductions and Withholding. The Executive agrees that the Company shall withhold from any and all payments required to be made to the Executive pursuant to this Agreement all federal, state, local and/or other taxes that are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

9. Code Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (together with the regulations and guidance promulgated thereunder, “Code Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits constituting deferred compensation under Code Section 409A upon or following a termination of employment unless such termination of employment is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a termination of employment or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6) month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified herein.

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(c) All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

(d) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within sixty (60) days”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) In no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

10. Representations and Warranties. The Executive represents and warrants to the Company and its Subsidiaries that: (a) the Executive is not a party to or bound by any employment, noncompete, nonsolicitation, or similar agreement with any other Person; (b) the Executive is not a party to or bound by any nondisclosure, confidentiality or similar agreement with any other Person that would affect the Executive’s ability to perform his responsibilities on behalf of the Company; and (c) this Agreement constitutes a valid and legally binding obligation of the Executive, enforceable against him in accordance with its terms. The Company represents that this Agreement constitutes a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms. All representations and warranties contained herein will survive the execution and delivery of this Agreement.

11. Certain Definitions. When used in this Agreement, the following terms will have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more of its intermediaries, controls, is controlled by or is under common control with such Person.

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“Cause” means any one or more of the following: (i) in the reasonable judgment of the Board, the Executive acts (including a failure to act) in a manner that constitutes gross misconduct or gross negligence or that is otherwise materially injurious to the Company or its Subsidiaries; (ii) the Executive breaches any material term of this Agreement, which breach remains uncured to the reasonable satisfaction of the Board following ten (10) days’ written notice from the Company of such breach; provided, however, that the Company shall not be required to give the Executive a cure period on more than one occasion; (iii) in the reasonable judgment of the Board, the Executive has committed an act of fraud or misappropriation, or other act of dishonesty or illegal business practices relating to the Company or any of its Subsidiaries, customers or suppliers; (iv) the Executive’s commission of any act which, if the Executive were convicted, would constitute a felony, a crime of moral turpitude or a crime involving the illegal use of drugs, or the Executive’s entry of a plea of guilty or no contest thereto; (v) the Executive’s willful failure or refusal to perform specific directives of the Board or the CEO; (vi) any alcohol or other substance abuse on the part of the Executive; (vii) any excessive absence of the Executive from his employment during normal working hours for reasons other than vacation or disability; (viii) the Executive’s breach of any other material obligation under this Agreement; or (ix) any misrepresentation on the Executive’s part herein set forth.

“CEO” means the Chief Executive Officer of the Company.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended from time to time.

“Disability” has the meaning that such term has under the Company’s long-term disability insurance plan.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity (including any governmental entity or any department, agency or political subdivision thereof).

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one (1) or more Subsidiaries of such Person or entity or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control any managing director, managing member, or general partner of such limited liability company, partnership, association or other business entity. Unless stated to the contrary, as used in this Agreement the term Subsidiary means a Subsidiary of the Company.

“Termination Date” means the date on which the Employment Period ends pursuant to Section 5(a).

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12. Cooperation in Legal Matters. The Executive will cooperate with the Company and its Subsidiaries during the term of the Executive’s employment and thereafter with respect to any pending or threatened claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative (the “Claims”), by being reasonably available to testify on behalf of the Company or any Subsidiaries, and to assist the Company and its Subsidiaries by providing information, meeting and consulting with the Company and its Subsidiaries or their representatives or counsel, as reasonably requested. The Executive agrees not to disclose to or discuss with anyone who is not assisting the Company or any Subsidiary with the Claims, other than the Executive’s personal attorney, the fact of or the subject matter of the Claims, except as required by law. The Executive further agrees to maintain the confidences and privileges of the Company and its Subsidiaries, and acknowledges that any such confidences and privileges belong solely to the Company and its Subsidiaries and can only be waived by the Company or any Subsidiary, not the Executive. In the event that the Executive is subpoenaed to testify, or otherwise requested to provide information in any matter relating to the Company or any Subsidiary, the Executive agrees to promptly notify the Company after receipt of such subpoena, summons or request for information, to reasonably cooperate with the Company or any Subsidiary with respect to such subpoena, summons or request for information, and to not voluntarily provide any testimony or information unless required by law or permitted by the Company.

13. Background Check. The Executive agrees that the Company may undertake a background check with respect to the Executive in connection with the subject matter of this Agreement in such manner as the Company determines to be appropriate.

14. Miscellaneous.

(a) Notices. All notices, demands or other communications to be given or delivered by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) on the date of personal delivery to the recipient or an officer of the recipient, (ii) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or (iii) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested. Such notices, demands and other communications will be sent to each party at the address indicated for such party below:

if to the Executive, to:

Robert Paccasassi

27 Ridge Road

Southampton, New York 11968

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if to the Company, to:

40 Marcus Drive, Suite One

Melville, New York 11747

Facsimile: (631) 760-8414

Attention: Chief Executive Officer

with a copy, which will not constitute notice to the Company, to:

Certilman Balin Adler & Hyman, LLP

90 Merrick Avenue

East Meadow, New York 11554

Facsimile: (516) 296-7111

Attention: Fred Skolnik, Esq.

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(b) Consent to Amendments. No modification, amendment or waiver of any provision of this Agreement will be effective against any party hereto unless such modification, amendment or waiver is approved in writing by such party. No other course of dealing among the Company, the Subsidiaries, and the Executive or any delay in exercising any rights hereunder will operate as a waiver by any of the parties hereto of any rights hereunder.

(c) Assignability and Binding Effect. This Agreement will be binding upon and inure to the benefit of the Executive and his heirs, legal representatives, executors, administrators or successors, and will be binding upon and inure to the benefit of the Company and its successors and assigns. The Executive may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of his rights or obligations hereunder, and any such attempted assignment or disposition shall be null and void and without effect.

(d) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(e) Headings and Sections. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement. Unless the context requires otherwise, all references in this Agreement to Sections, Exhibits or Schedules will be deemed to mean and refer to Sections, Exhibits or Schedules of or to this Agreement.

(f) Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement and any exhibits and schedules to this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

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(g) Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(h) Submission to Jurisdiction. ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT WILL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT IN THE EASTERN DISTRICT OF NEW YORK, AND EACH PARTY HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(i) Service of Process. WITH RESPECT TO ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT, EACH PARTY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY ANY MEANS SPECIFIED FOR NOTICE PURSUANT TO SECTION 14(a).

(j) Confidentiality. The parties agree that this Agreement is confidential and each party agrees not to disclose any information regarding the terms of this Agreement to any Person, except that the Company may disclose information regarding the terms of this Agreement to its Affiliates and any lenders or as required by law or regulation or the rules of any stock exchange or market on which the Company’s securities are listed or traded, and the Executive may disclose information regarding the terms of this Agreement to his immediate family. Each party may also disclose this information to its tax, legal or other counsel. Each party shall instruct each of the foregoing not to disclose the same to anyone.

(k) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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(l) Entire Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement and the other agreements referred to in this Agreement embody the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement, and supersede and preempt any prior understandings, agreements, or representations by or among the parties or their predecessors, written or oral, that may have related to the subject matter of this Agreement in any way. This Agreement will be deemed effective on the date hereof upon the execution hereof.

(m) Time. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder falls upon a day that is not a business day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a business day.

(n) Certain Terms. The use of the word “including” herein means “including without limitation.” Any definitions used herein defined in the plural will be deemed to include the singular as the context may require and any definitions used herein defined in the singular will be deemed to include the plural as the context may require. References to “Dollars” or “$” are references to the lawful currency of the United States of America.

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the date first written above.

BIORESTORATIVE THERAPIES, INC.

By:
Name:	Edward L Field
Title:	President, Spine/Disc Division

Robert Paccasassi

SCHEDULE A

Position:	Director, Quality and Compliance

Employment Commencement Date:	September 14, 2015

Per Annum Salary:	$175,000

Bonus:	Up to 25% (the “Bonus Percentage”) of Per Annum Salary based upon the satisfaction of certain performance goals.

The Bonus payable for the period from the Employment Commencement Date through December 31, 2015 (the “2015 Bonus Period”) (the “2015 Bonus”) will be due in the event that certain mutually agreed upon milestones are satisfied. The parties agree to establish such milestones within the first two weeks of employment.

The 2015 Bonus amount will be a pro-rated amount based upon the Bonus Percentage being applied to the Executive’s salary earned during the 2015 Bonus Period.

Responsibilities:	Responsible for the development and oversight of the Company’s quality and compliance efforts

Report to:	President, Spine/Disc Division

Vacation:	Four (4) weeks

Options Granted:	Number: options for the purchase of 5,000 shares of the Company’s common stock (subject to adjustment for stock splits, reverse stock splits and the like) will be granted on or about the Employment Commencement Date pursuant and subject to the provisions of the Company’s 2010 Equity Participation Plan (the “Plan”). Subject to the terms and conditions of the Plan, the options will be exercisable for a period of ten (10) years at an exercise price equal to Fair Market Value (as defined in the Plan).

Vesting: options for the purchase of 1,667 of such shares shall be exercisable on the first anniversary of the Employment Commencement Date; options for the purchase of 1,667 of such shares shall be exercisable on the second anniversary of the Employment Commencement Date; and options for the purchase of 1,666 of such shares shall be exercisable on the third anniversary of the Employment Commencement Date (in each case, subject to adjustment for stock splits, reverse stock splits and the like).